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CONTACT:
Elkan R. Gamzu, Ph.D.                               Michelle Linn
President and CEO                                   Vice President
Cambridge NeuroScience, Inc.                        Feinstein Kean Partners Inc.
(617) 225-0600 ext. 116                             (617) 577-8110


FOR IMMEDIATE RELEASE
---------------------

        CAMBRIDGE NEUROSCIENCE DISCONTINUES TRAUMATIC BRAIN INJURY TRIAL

   --PRELIMINARY ANALYSIS DEMONSTRATES HIGH DEGREE OF SAFETY BUT INSUFFICIENT
                                  EFFICACY --


CAMBRIDGE, MASSACHUSETTS, SEPTEMBER 16, 1997 -- Cambridge NeuroScience, Inc. (Nasdaq: CNSI) today announced the discontinuation of its Phase III trial of CERESTAT(1) for traumatic brain injury (TBI) because a planned interim analysis of the data showed insufficient evidence of positive clinical impact. Analysis of the data also showed that on a wide variety of safety parameters, the drug was safe and well tolerated. The company, in collaboration with its partner Boehringer Ingelheim, will continue to collect further data and conduct an in-depth analysis on the more than 500 patients enrolled to date, to further document the substantial safety for possible future clinical development of the drug.

"While we are clearly disappointed by this outcome, it is important to note that this trial was both well designed and well conducted. As a consequence, the high quality of the data allowed us to make this decision expeditiously, enabling our clinical investigators to focus on other clinical trials," said Elkan R. Gamzu, Ph.D., President and Chief Executive Officer of Cambridge NeuroScience, Inc. "Our priorities for CERESTAT now are to complete the analysis of the Phase III stroke data so that a decision can be made on resumption of the trial, and to explore the viability of other clinical applications," Dr. Gamzu added.

The interim analysis included data from 340 patients treated within eight hours of a traumatic brain injury. Patients were randomized to placebo or a regimen of CERESTAT that involved a bolus of 15 mg followed by a 72 hour infusion of 3 mg per hour. This dose was 16 times higher than the highest dose used in the CERESTAT Phase III stroke trial. The measure used for the interim analysis was assessment at three months on the Glasgow Outcome Score, a standard used worldwide to measure clinical outcome following brain injury. The lack of differentiation between the two treatment groups suggested that continuation would be unlikely to lead to a statistically significant outcome. In terms of safety, the two groups were essentially indistinguishable.



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Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

Boehringer Ingelheim, with headquarters in Ingelheim, Germany, is an international R&D-oriented pharmaceutical company with total worldwide sales of more than 7 billion Deutschemarks ($4.4 billion U.S.). Boehringer Ingelheim spent 1.1 billion Deutschemarks ($750 million U.S.) last year on R&D, focusing on innovative products for the treatment of acute chronic conditions associated with respiratory, cardiovascular, CNS and gastrointestinal disorders. The headquarters for the U.S. operations, Boehringer Corporation, is located in Ridgefield, Connecticut.

This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the continued funding of the Company's development program from Boehringer Ingelheim under the Boehringer Ingelheim collaborative agreement, the results of in-depth analysis of the Phase III traumatic brain injury and stroke trials, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval.

(1)  CERESTAT is a registered trademark of Boehringer Ingelheim International
     GmbH.



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